Exhibit 99.1

Heartland Express, Inc. Acquires Gordon Trucking, Inc.

North Liberty, Iowa (November 11, 2013) - The Board of Directors of Heartland Express, Inc. (“Heartland”) (Nasdaq: HTLD) is pleased to announce today that it has acquired 100% of the stock of Gordon Trucking, Inc. of Pacific, Washington (“GTI”) and certain associated assets in transactions valued at approximately $300 million. With combined total revenue of approximately $1 billion and a terminal network spanning from Washington to Florida and from Pennsylvania to Southern California, Heartland estimates the combined companies will operate the fifth largest asset-based truckload fleet in North America. Steve and Scott Gordon have joined Heartland’s management team. Larry and Virginia Gordon will retire after 50 years of building GTI, and Larry Gordon has joined Heartland’s Board of Directors. The transactions are expected to be immediately accretive to Heartland’s earnings per share, excluding transaction-related expenses.

Highlights

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Total transactions value at closing of approximately $300 million consisting of cash, Heartland stock, and assumed GTI debt, before taking into account approximately $60 million in net present value of expected future cash tax savings attributable to a Section 338(h)(10) tax election.

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Total transactions valued at closing, on a debt-free, cash-free basis, at approximately 5.0x adjusted earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") for the twelve months ended September 30, 2013 ("LTM") (approximately 4.0x LTM Adjusted EBITDA considering net present value of expected future cash tax savings). Adjusted EBITDA is a non-GAAP financial measure. See Appendix for reconciliation and non-GAAP disclosures.

•	Earn-out of up to $20 million strongly aligned with goal of approximately $30 million in consolidated adjusted operating income improvements through 2017.

•	GTI’s West Coast-centered operations and terminal network dramatically increase Heartland’s size, geographic coverage, and customer diversification.

•	GTI’s customer service, safety, and driver focus are similar to Heartland’s.

Description of Transaction

Heartland acquired 100% of the outstanding voting and non-voting stock of GTI and certain associated assets. At closing, the transactions were valued at approximately $300 million before taking into account the net present value of future cash tax savings, the potential earn-out, and any post-closing working capital adjustment. Heartland expects to use approximately $165 million of its cash reserves and expects to have approximately $95 million in outstanding debt after the transaction and repayment of assumed GTI debt.

The consideration at closing included approximately $150 million in assumed or refinanced GTI debt and $150 million paid to the stockholders of GTI and associated asset owners. Payments to stockholders of GTI and associated asset owners were approximately $110 million in cash and approximately $40 million in Heartland’s common stock. The allocation was approximately $14 million for voting stock, $121 million for non-voting stock, and $15 million for associated assets. The Gordon family has agreed to retain a substantial portion of its Heartland stock through 2017 to align the family's interests with the interests of Heartland’s other stockholders.

GTI was an S corporation for federal tax purposes and passed through most of its income tax attributes to its stockholders. The transaction included an election under Internal Revenue Code Section 338(h)(10), under which Heartland will acquire tax basis of approximately $191 million relating to revenue equipment and other fixed assets. The balance of the transaction value, after adjustments, will be allocated to intangible assets. Future tax deductions associated with the increase in tax basis and deductible intangible assets are expected to generate cash tax savings with a net present value of approximately $60 million (discounted at 6%). The actual cash savings will depend on the final purchase price allocation, the amount and timing of future taxable income and deductions, any earn-out achieved, escrow releases, changes in law, and other factors.

About GTI

GTI is a truckload carrier headquartered near Seattle, Washington. GTI was founded by the Gordon family in 1946, and the family remains actively involved in the business. GTI is primarily focused on dry van markets but also gains approximately 14% of its revenue from refrigerated operations and 7% from freight brokerage operations. GTI’s equipment includes approximately 2,000 tractors and 6,500 trailers. GTI's average length of haul is approximately 400 miles.

GTI’s service center network is concentrated in strategic markets in the western United States, with major locations in Washington, Oregon, Northern California, Southern California, and Idaho. These locations have no overlap with Heartland’s locations and are expected to provide substantial geographic diversity to Heartland’s overall operations. Other locations include Arizona, Wisconsin, Illinois, and Indiana. Most of these facilities are leased from limited liability companies controlled by the Gordon family.

GTI has a diverse and high-quality customer base, with major customers including Georgia Pacific, General Mills, Pepsi, Wal-Mart, and Unilever. Only one customer accounts for more than 10% of GTI’s total revenue, and on a combined basis, no customer is expected to account for more than 8.5% of combined Heartland/GTI total revenues. Of GTI’s ten largest customers by revenue, only 5 are among Heartland’s top 10 accounts.

GTI's drivers and owner-operators offer a high level of service as well as a commitment to safe operations. GTI has received numerous "carrier of the year" and similar service awards from its customers. GTI has been the Washington Trucking Association’s safe carrier of the year for six straight years, is the 2012 Truckload Carriers' Association safest carrier in the U.S. (100+ million miles category), and proudly employs the reigning TCA truck driver of the year. Both companies exhibit outstanding Compliance, Safety, Accountability ("CSA") scores as reported by the U.S. Department of Transportation.

Expected Financial Impact

Income Statement

GTI generated approximately $433 million in total revenue and $20 million in operating income, during the twelve months ended September 30, 2013. For the same period, Heartland estimates that GTI generated approximately $22 million of adjusted operating income and $60 million of Adjusted EBITDA. The adjustments consist primarily of expenses under the prior ownership that are not expected to continue, as well as items considered to be unusual. Adjusted financial items are non-GAAP financial measures. See Appendix for reconciliation to the most closely comparable GAAP measure and other disclosures.

Transaction-Related Expenses

Heartland expects to recognize approximately $1.0 million in transaction-related expenses in the fourth quarter of 2013. Additional, unknown costs may arise as the acquisition is integrated.

Capital Expenditures

Immediately before the transaction, Heartland’s tractors had an average age of 1.9 years and its trailers had an average age of 3.2 years. Immediately before the transaction, GTI owned or leased approximately 2,000 tractors with an average age of 3.2 years and 6,500 trailers with an average age of 5.5 years. GTI’s operations include a substantial amount of very short and specialized hauls, and the fleet age is expected to become modestly newer but remain somewhat older than Heartland’s historical fleet age.

Synergies

Heartland and GTI have identified a goal of $30 million in consolidated adjusted operating income improvements (excluding gains on sale and certain other items) by the end of 2017 compared with combined adjusted operating income (excluding gains on sale and certain other items) of approximately $96 million for Heartland and GTI for the twelve months ended September 30, 2013. The major areas where synergies are expected include implementing best practices across the organization, increasing in-house maintenance using the combined network, optimizing staffing and locations, purchasing economies, conforming insurance and claims structure, and gaining efficiencies in revenue yield and empty miles from optimizing the combined operations. The parties expect to gain these improvements relatively steadily from 2014 through 2017, and a substantial portion of the earn-out is aligned with this goal.

Outstanding Shares

Heartland issued approximately 2.9 million shares of its common stock from treasury shares in the GTI acquisition. Shares were valued at $14.37 per share, the average closing price for the ten trading days ended November 8, 2013. Heartland’s outstanding share count will increase to approximately 87.7 million, and its diluted share count will increase to approximately 87.9 million. Heartland expects to continue paying its regular quarterly dividends of 2 cents per share. The expected consolidated book effective tax rate is expected to increase based on the mix of state taxes.

Management Comments

Michael Gerdin, Chairman, President, and CEO of Heartland, commented: “We searched for many years for the best fit to expand our capabilities for customers, our opportunities for drivers, and our growth for our stockholders. With GTI, Heartland acquires a major presence in the West, affording the combined customer base significant capacity nationwide through what is expected to be one of the five largest asset-based truckload fleets in North America. GTI has a well-earned reputation for superior customer service, with a modern fleet and a strong safety record. Culturally speaking, it is an excellent fit. I am pleased that Steve and Scott Gordon have joined Heartland’s management team and Larry Gordon has joined our board of directors.

“We first approached Larry, Virginia, Steve, and Scott some time ago. As the conversations continued early this year, we jointly identified a few guiding principles: a fair price, substantial earnings accretion, a unified culture, the commitment of Steve and Scott to joining the team, and alignment of interest between the Gordon family and our other stockholders. At each stage, we were able to progress the discussion because we kept these guideposts in mind. In the end, we have an energized team with strong alignment and a commitment to operating a much larger company at the industry-leading profitability Heartland's stockholders have come to enjoy. I could not be more excited about the opportunity or more pleased to add the Gordons to our team.”

Larry Gordon, founder and Chairman of GTI, commented: “From the beginning, I told Mike that the owners were not eager to sell, but we would consider Heartland's proposal because of our desire to be part of the best truckload carrier in the industry. Through these transactions, our people have the opportunity to build on a strong foundation, learn best practices, contribute to an industry leader, and gain access to new customers and geographies. We were excited to receive a substantial portion of the family’s value in Heartland shares and become one of Heartland's largest stockholders. We believe in the transactions and in our ability to contribute greatly to the combined company.”

New Credit Facility

Heartland has entered into a five-year, unsecured $250 million revolving credit facility supplied by Wells Fargo Bank, N.A. Borrowings under the facility will bear interest at a floating rate of LIBOR + 62.5 basis points annually (currently an annual rate of 0.865%). Unused amounts are subject to a commitment fee of 6.25 basis points annually. After giving effect to the closing and refinancing of existing GTI debt, Heartland expects to have available borrowing capacity of approximately $155 million to fund working capital, capital expenditures, and general corporate uses.

The revolving credit facility contains customary terms and conditions. Heartland must maintain a consolidated leverage ratio (total funded debt divided by Adjusted EBITDA) of less than 2:00 to 1:00. In addition, Heartland must generate at least $1.00 of adjusted net income annually and maintain tangible net worth of at least $200 million. Heartland expects to be in compliance with the financial covenants for the foreseeable future.

Advisors

Scudder Law Firm, P.C., L.L.O. served as transaction and legal advisor to Heartland. Wells Fargo Bank, N.A. provided financing, and Wells Fargo Securities, LLC provided financial advice.

Moss Adams Capital LLC served as financial advisor, and Perkins Coie LLP served as legal advisor, to GTI and its stockholders.

Conference Call

Heartland will conduct a live conference call Tuesday morning at 10:00 am EST. The dial-in number is 866-710-0179, access code 28539. Heartland representatives will include Heartland's CEO Michael Gerdin and Heartland's CFO John Cosaert. Also present will be GTI's CEO Larry Gordon, GTI's COO Steve Gordon, and GTI's CIO Scott Gordon. Heartland representatives will be referring to a slide presentation that will be available at www.heartlandexpress.com/investors and on Form 8-K filed with the U.S. Securities and Exchange Commission. Telephone replay will be available for 30 days beginning tomorrow by dialing 877-919-4059 (334-323-7226 international), access code 12686180.

About Heartland

A leader in transportation and logistics, Heartland Express provides collaborative truckload transportation service that enables companies to deliver exceptional service across their transportation network to improve customer satisfaction. Companies choose Heartland Express for its award winning on-time pickup and delivery, fleet capacity to cover commitments scaled to their needs, leadership in providing information about their shipments, and its performance in moving beyond the transactional to the strategic relationship to solve problems. Heartland is based in North Liberty, IA with nationwide service from Washington to Florida and New England to California.

Forward-Looking Statements

This report contains forward-looking statements relating to the expected results of acquiring GTI, future capital expenditures and debt levels, expected synergies, and financial goals. Forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates", "plans,” "projects," "expects," “hopes,” “intends,” “will,” “could,” “may,” or similar expressions. These statements are based on information currently available and speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, are based upon the current beliefs, assumptions and expectations of management, and are based on current market conditions, all of which are subject to significant risks and uncertainties as set forth in the Risk Factors Section of our Annual Report Form 10-K for the year ended December 31, 2012, as those risk factors may be updated from time to time. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements. The prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.

Appendix

1.	Reconciliation of GTI's estimated Adjusted EBITDA to GTI's net income for the twelve months ended September 30, 2013.

Non-GAAP Reconciliation
This press release contains EBITDA and Adjusted EBITDA, which are "non-GAAP financial measures" as that term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Heartland has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measure.
EBITDA and Adjusted EBITDA are included because Heartland used these measures in evaluating the GTI acquisition, and management believes these measures provide investors and securities analysts information used generally in evaluating acquisitions in Heartland's industry. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, net income. Investors should not place undue reliance on these measures, as Heartland primarily evaluates its results using net income.

(DOLLARS IN THOUSANDS) (Unaudited)	Estimated Twelve Months Ended September 30, 2013

Net Income(1)	$16,331
Plus:
Income tax expense(1)	188
Interest expense	3,493
Depreciation and amortization	37,561
Earnings before interest, taxes, depreciation and amortization (EBITDA)	57,573
Adjustments:(2)
Discontinued owner expenses	983
Discontinued facilities and aircraft costs	1,130
Other unusual items	410
Adjusted EBITDA	$60,096

(1) GTI was an S corporation prior to acquisition date and thus did not recognize federal or most state income taxes.
(2) Adjustment items are not expected to continue. These do not constitute all adjustments that are required or permitted under Regulation S-X.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600